Exhibit 4.9

TELEGLOBE INTERNATIONAL HOLDINGS LTD

CONVERSION EQUITY INCENTIVE PLAN

1.	Purpose.

This Plan has been established by Teleglobe International Holdings Ltd to provide a means by which options to acquire shares of ITXC common stock under the ITXC Plan may be exchanged pursuant to the terms of the Merger Agreement into Options to purchase Common Shares of the Company (all capitalized terms shall have the meanings provided below).

2.	Definitions.

For purposes of the Plan, the following terms shall have the following meanings:

“Administrator” means the Board or a committee of the Board, duly appointed to administer the Plan and such committee, shall be composed to meet the requirements of Section 162(m) of the Code, the Companies Act 1981 of Bermuda and/or the requirements established by the securities exchange or system on which Shares are traded or listed if such requirements are applicable.

“Agreement” means the written agreement between the Company and an Optionee evidencing the grant of an Option and setting forth the terms and conditions thereof.

“Board” means the Board of Directors of the Company.

“Cause” shall mean (i) a failure by an Eligible Individual to perform his or her material employment responsibilities in accordance with instructions given to such Eligible Individual by one or more persons to whom such Eligible Individual reports, which failure is not cured within 20 days after such Eligible Individual receives written notice thereof, or (ii) an Eligible Individual’s conviction in connection with a felony or a misdemeanor, but with respect to a misdemeanor, only if such conviction directly and substantially calls into question such Eligible Individual’s integrity or ability to perform his or her employment responsibilities after such conviction.

“Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the Common Shares in the share capital of the Company.

“Company” means Teleglobe International Holdings Ltd, a Bermuda company, and its successors.

“Disability” means a physical or mental infirmity which impairs an Optionee’s ability to perform substantially his or her duties for ninety (90) days in any 360 consecutive day period.

“Division” means any of the operating units or divisions of the Company or any Subsidiary designated as a Division by the Administrator.

“Effective Time” shall have the meaning ascribed to such term under the Merger Agreement.

“Eligible Individual” means any individual holding options under the ITXC Plan immediately prior to the Effective Time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning ascribed to such term under the Merger Agreement.

“Fair Market Value” on any date means the average of the high and low sales prices of the Shares on such date on the principal national securities exchange on which the Shares are listed or admitted to trading, or, if the Shares are not so listed or admitted to trading, the closing sales price of a Share on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on such date, or if such closing price is not available, the arithmetic mean of the per share closing bid price and per share closing asked price of the Shares on such date as quoted on NASDAQ or such other market in which such prices are regularly quoted, or, if there have been no such published bid or asked quotations with respect to the Shares on such date, or if the Shares are not publicly traded, the Fair Market Value shall be the value established by the Administrator in good faith in its sole discretion.

“Group” means the Company (including any Division of the Company), each Parent of the Company and each Subsidiary of the Company (including any Division of any such Subsidiary).

“Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated as an Incentive Stock Option under the ITXC Plan.

“ITXC” means ITXC Corp., a Delaware corporation.

“ITXC Plan” means the ITXC Corp. 1998 Incentive Plan, as amended.

“Merger Agreement” means the Agreement and Plan of Merger among Teleglobe Bermuda Holdings Ltd (f/k/a Teleglobe International Holdings Ltd), the Company (pursuant to a joinder agreement), Vex Merger Subsidiary Corp. and ITXC, dated as of November 4, 2003, as amended.

“Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means an option granted pursuant to Section 5 hereof.

“Optionee” means a person to whom an Option has been granted under the Plan.

“Parent” means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

“Plan” means this Teleglobe International Holdings Ltd Conversion Equity Incentive Plan, as may be amended from time to time.

“Share” means a share of the Common Shares of the Company, par value $.01 per share.

“Subsidiary” means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.

“Successor Corporation” means a corporation, or a parent or subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

“Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

3.     Administration. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan and the Merger Agreement, the Administrator shall have the authority to establish from time to time regulations for the administration of the Plan, interpret the Plan, delegate in writing administrative matters to committees of the Board or to other persons, and make such other determinations and take such other action, as it deems necessary or advisable for the administration of the Plan.

All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all parties. With respect to Options granted to an Eligible Individual who is a nonemployee director, the Plan shall be administered by the full Board and any references to the Administrator shall be deemed to be references to the Board.

4.     Shares Subject to the Plan. The Shares issued with respect to Options granted under the Plan may be authorized and unissued Shares, or, if applicable and done pursuant to applicable law or regulation (including, but not limited to, the laws of Bermuda), Shares purchased on the open market by the Company (at such time or times and in such manner as it may determine). The Company shall be under no obligation to acquire Common Shares for issuance to optionholders before payment in Shares is due.

The maximum aggregate number of Shares available to be granted under the Plan is equal to 2,049,074 Shares (subject to adjustment as provided in Section 7) and such Shares shall be reserved from the Company’s authorized and unissued share capital for Options granted under the Plan.

5.     Terms and Conditions of Options. In accordance with Section 3.05 of the Merger Agreement, Options under this Plan shall only be granted to Eligible Individuals and shall be in exchange for and shall constitute a release of any and all rights to each option to an Eligible Individual under the ITXC Plan. Each Option shall be subject to the following express terms and conditions and to such other terms and conditions as the Administrator may deem appropriate to the extent not inconsistent with the terms of the Plan or any Agreement.

5.1.     Number of Shares. The number of Shares subject to each Option shall be the product of (x) the number of shares of common stock of ITXC subject to each option held by the Eligible Individual under the ITXC Plan, immediately prior to the Effective Time and (y) the Exchange Ratio, rounded up or down, if necessary, to the nearest whole Share (with one-half being rounded up).

5.2.     Option Price. The option price per Share under each Option shall be equal to (x) the option price per share of common stock of ITXC under each option held by the Eligible Individual under the ITXC Plan, immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up or down, if necessary, to the nearest whole cent (with one-half being rounded up). The option price per Share shall be at least equal to the par value of a Share.

5.3.     Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Administrator at the Company’s principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement relating to such Option. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise by any one or a combination of the following: (I) cash or (II) tendering Shares to the Company for cancellation upon such terms and conditions as determined by the Administrator, (III) a combination of cash and such tendering of Shares to the Company for cancellation or (IV) such other method approved by the Administrator. Notwithstanding the foregoing, the Administrator shall have discretion to determine, at the time of grant of each Option or at any later date (up to and including the date of exercise), the form of payment acceptable in respect of the exercise of such Option. Any Shares tendered to the Company for cancellation as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Administrator, the Optionee shall deliver the Agreement evidencing the Option to a designee of the Administrator who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares. Any method of exercise shall only be done pursuant to applicable law or regulation (including, but not limited to, the laws of Bermuda).

5.4.     Term. Any Option granted under this Plan, to the extent not previously exercised, shall terminate in accordance with the provisions of the Agreement relating to such Option under this Plan (or in the absence of termination provisions in such Agreement, in accordance with the terms of this Plan); provided, however, that no Option shall be exercisable later than the tenth anniversary of the date of the original grant of the option granted under the ITXC Plan (or the fifth anniversary of the date of the original grant in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.5.     Exercisability. Subject to Section 5.7, each Option shall become vested and exercisable in accordance with the vesting schedule applicable to such Option under the Agreement relating to such Option, provided, however, that the Administrator may, in its discretion, accelerate the vesting of any Option.

5.6.     Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (I) the Option shall have been exercised pursuant to the terms thereof and (II) the Optionee is recorded as the holder of such Shares on the Register of Members of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

5.7.     Effect of Termination of Employment Following the Effective Time. Notwithstanding anything contained in the Plan or an Agreement to the contrary, all Options held by an Optionee shall become immediately and fully exercisable upon termination of such Optionee’s employment or service within twelve (12) months following the Effective Time if such termination is by a member of the Group or any successor thereto without Cause or by the Optionee in connection with a material adverse change in the Optionee’s responsibilities or duties. In addition, to the extent set forth in an Agreement evidencing the grant of an Option, an Optionee will be permitted to surrender for cancellation within sixty (60) days after such termination, any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of the Fair Market Value, on the date preceding the date of surrender, of the Shares or other securities subject to the Option or portion thereof surrendered over (y) the aggregate purchase price for such Shares or other securities under the Option or portion thereof surrendered. In the event an Optionee’s employment or service with the Company is terminated as described above following the Effective Time, each Option held by the Optionee that was exercisable as of the date of termination of the Optionee’s employment or service (including by way of acceleration) shall remain exercisable for a period ending not before the earlier of the first anniversary of the termination of the Optionee’s employment or service or the expiration of the stated term of the Option.

5.8.     Modification or Substitution. The Administrator may, in its discretion, modify outstanding Options or accept the surrender of outstanding Options (to the extent not exercised) and grant new Options in substitution for them, provided that as so modified such Options are consistent with the terms of the Plan. Notwithstanding the foregoing, no modification of an Option shall adversely alter or impair any rights or obligations under the Option without the Optionee’s consent.

5.9.     Non-transferability. No Option granted hereunder shall be transferable by the Optionee to whom granted otherwise than by will or the laws of descent and distribution unless specifically authorized by the Administrator, and unless transferred in a manner permitted by the Administrator, an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee. Notwithstanding any provision contained herein to the contrary, any transfer shall be in accordance with the Companies Act 1981 of Bermuda.

6.     Effect of a Termination of Employment or Service. Any Agreement evidencing the grant of each Option may set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment or service of the Optionee with the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division). In the absence of such provisions in an Agreement and unless specifically set forth in an Agreement to the contrary, (a) in the event that an Optionee’s employment or service with the Company is terminated for Cause, the Options granted to the Optionee hereunder shall immediately terminate in full, and no rights thereunder may be exercised, and in all other cases, no payment will be made with respect thereto, (b) in the event that an Optionee’s employment or service with the Company is terminated due to the death or Disability of such Optionee, all Options granted to such Optionee shall be exercisable in full, for a period ending on the earlier of the expiration date of such Options or twelve (12) months after such termination (at the end of which period, all such Options shall lapse), by such decedent’s executors or personal administrators or by such disabled Optionee, and (c) in the event that an Optionee’s employment or service with the Company is terminated by the Company without Cause or by the Optionee for any reason other than such Optionee’s death or Disability, all Options held by such Optionee shall be exercisable, but only to the extent exercisable on the date of termination of employment, by such Optionee for a period of up to the sooner of (a) ninety (90) days after the termination of employment and (b) the expiration date of such Option (at the end of which period, all such Options shall lapse).

7.     Adjustment Upon Changes in Capitalization.

7.1.     In the event of a Change in Capitalization, the Administrator shall conclusively determine the appropriate adjustments, if any, to (I) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan, (II) the maximum number or class of Shares or other stock or securities with respect to which Options may be granted to any Eligible Individual during the term of the Plan and (III) the number and class of Shares or other stock or securities which are subject to outstanding Options granted under the Plan, and the purchase price therefor if applicable.

7.2.     Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price), shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

7.3.     If, by reason of a Change in Capitalization, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different Shares or securities,

such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Option, as the case may be, prior to such Change in Capitalization.

8.	Effect of Certain Transactions.

Subject to Section 5.7 hereof, or as otherwise provided in an Agreement, in the event of (I) the liquidation or dissolution of the Company or (II) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options issued hereunder shall continue in effect in accordance with their respective terms except that following a Transaction, each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Options, upon exercise of any Option, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and’ performance criteria which were applicable to the Options prior to such Transaction.

9.	Termination and Amendment of the Plan.

The Plan shall terminate on the day preceding the tenth anniversary of the date of the initial adoption of the ITXC Plan by ITXC. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

9.1.     No such amendment, modification, suspension or termination shall impair or adversely alter any Options theretofore granted under the Plan, except with the consent of the Optionee, nor shall any amendment, modification, suspension or termination deprive any Optionee which he or she may have acquired: through or as a result of the Plan; and

9.2.     To the extent necessary under applicable law or stock exchange rules applicable to the Shares (including the laws of Bermuda), no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations and no repricing of Options under the Plan shall occur without shareholder approval.

10.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(I)     give any person any right to be granted an Option other than at the sole discretion of the Administrator;

(II)    give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(III)   limit in any way the right of the Company’ to terminate the employment of any person at any time; or

(IV)     be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

11.	Regulations and Other Approvals; Governing Law.

11.1.     Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to conflicts of law principles.

11.2.     The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable, laws, rules and regulations, including all applicable federal and state securities laws and the laws of Bermuda, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator.

11.3.     The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

12.     No Liability of Administrator. No member of the Administrator shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Administrator nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board arising out of any act or omission to act in connection with the Plan unless such act arises out of the member’s own fraud or bad faith.

13.     Miscellaneous.

13.1.    Multiple Agreements. The terms of each Option may differ from other Options granted.

13.2.    Withholding of Taxes.

(A)    The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Option, including, but not limited to, the withholding of cash or Shares which would be paid or delivered pursuant to such exercise. The Administrator may permit an Optionee (or any beneficiary or other person authorized to act) to elect to pay a portion or all of any amounts required or permitted to be withheld to satisfy federal, state, local or ‘foreign tax obligations by directing the Company to withhold a number of whole Shares which would otherwise be distributed and which have a Fair Market Value sufficient to cover the amount of such required or permitted withholding taxes.

(B)    If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

(C)     The Committee shall have the authority, at the time of grant of an Option under the Plan or at any time thereafter, to award tax bonuses to designated Optionees, to be paid upon their exercise of Options or payment in respect of Options granted hereunder. The amount of any such payments shall be determined by the Committee. The Committee shall have full authority in its absolute discretion to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereof.

14.     Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of the Plan.

15.     Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.     Effective Date. The Plan shall become effective as of May 28, 2004.